                     SKYLINE MULTIMEDIA ENTERTAINMENT, INC.

                             DEMAND PROMISSORY NOTE
November 6, 1996                                                      $1,500,000
New York, New York

      FOR VALUE RECEIVED, SKYLINE MULTIMEDIA ENTERTAINMENT, INC., a New York corporation (the "Company"), DOES HEREBY PROMISE TO PAY ON DEMAND to the order of Prospect Street NYC Discovery Fund, L.P., a Delaware limited partnership or its registered successors or assigns (the "Registered Holder"), One Million Five Hundred Thousand Dollars ($1,500,000) and to pay interest, from the date hereof (computed on the basis of a 360-day year of twelve 30-day months), on the unpaid principal amount hereof from time to time outstanding, in like money, on the sixth day of each month, with the first such payment on December 6, 1996, and at the time of any optional prepayment of any portion of the principal hereof in each case at the rate or rates hereinafter specified.

      The indebtedness evidenced by this Note shall bear interest on the unpaid principal amount hereof at a rate of 14% per annum; provided, however, that in the event that the entire principal amount of this Note, together with all accrued and unpaid interest, (i) is not exchanged for Senior Subordinated Notes and Warrants as contemplated by Section 1.4 of the Note Purchase Agreement, dated as of the date hereof between the Company and the Registered Holder or
(ii) is not paid in full on or prior to January 6, 1997, interest will accrue on the unpaid principal amount of this Note, all unpaid interest on this Note and any other amounts payable hereunder, to the extent permitted by applicable law, as follows:

            Time Period                       Applicable Interest Rate
            -----------                       ------------------------
            1/6/97 - 2/5/97                              16%
            2/6/97 - 3/5/97                              18%
            3/6/97 - 4/5/97                              20%
            4/6/97 - thereafter                          21%

      The Company shall have the right, at any time, or from time to time, to prepay upon at least five (5) days' written notice the whole or any part of the balance of the principal then unpaid with interest on the amount prepaid at the aforesaid rate up to the date of prepayment. Any such prepayment may be made without premium or penalty.

      Upon receipt of evidence reasonable satisfactory to the Company (an affidavit of the Registered Holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of this Note, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Company (provided that if the Registered Holder is a financial institution or other institutional investor its own agreement shall be satisfactory) or, in the case of any such mutilation upon surrender of this Note, the Company shall (at its expense)


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execute and deliver in lieu of such Note, a Note of like kind representing the same rights represented by such lost, stolen, destroyed or mutilated Note and dated as of the date to which interest has been paid on the unpaid principal amount of the Note so lost, stolen, destroyed or mutilated, or, if no interest has been paid thereon, then dated as of the date of the Note so lost, stolen, destroyed or mutilated.

      Payments of principal and cash interest and other amounts payable hereunder are to be delivered at the following address:

                     Prospect Street NYC Discovery Fund, L.P.
                     250 Park Avenue, 17th Floor
                     New York, New York 10177

or to such other address or to the attention of such other individual or entity as specified by prior written notice to the Company.

      The Company shall maintain at its principal executive offices books for the registration and the registration of transfer of this Note. The Company may deem and treat the Registered Holder as the absolute owner hereof
(notwithstanding any notation of ownership or other writing thereon made by anyone) for all purposes and shall not be affected by any notice to the contrary.

      Any term or condition of this Note may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party of any term or condition of this Note, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Note on any future occasion. All remedies, either under this Note or by law or otherwise afforded, will be cumulative and not alternative.

      This Note may be amended, supplemented or modified only by a written instrument duly executed by or on behalf the Registered Holder and the Company.

      No obligation hereunder may be assigned (by operation of law or otherwise) by the Company or assumed by another individual or entity without the prior written consent of the Registered Holder and any attempt to do so will be void. Subject to the preceding sentence, this Note is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and assigns.

      THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.


                                      -2-


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      IN WITNESS WHEREOF, the Company has executed and delivered this Note as of the date first above written.

                                  SKYLINE MULTIMEDIA ENTERTAINMENT,INC.

                                  By: /s/Zalman Silber
                                     ---------------------------------
                                     Name:
                                     Title:


                                    -3-


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                                                                 EXECUTION COPY

                                    GUARANTEE

      In order to induce Prospect Street NYC Discovery Fund, L.P., a Delaware limited partnership (the "Investor"), to enter into that certain Note Purchase Agreement, dated as of November 6, 1996, between Skyline Multimedia Entertainment, Inc., a New York corporation (the "Company") and the Investor (the "Note Purchase Agreement"), and to purchase the Note referred to therein (the "Note"), Zalman Silber (the "Guarantor") hereby unconditionally guarantees the prompt and complete performance by the Company of its obligations to the Investor under, or arising pursuant to, the Note Purchase Agreement, including without limitation the prompt and complete payment of all amounts due to the Investor under the Note. The obligations of the Guarantor hereunder shall not be discharged, impaired or otherwise affected by any alteration, modification, waiver or extension of the provisions of the Note Purchase Agreement or the Note or the obligations of the Company under the Note Purchase Agreement or the Note. This is a guarantee of payment and performance not of collection.

      The Guarantor hereby expressly waives diligence, demand of payment, protest and all notices whatsoever, and any requirement that the Investor exhaust any right, power or remedy or proceed against the Company under the Note Purchase Agreement or the Note or any other agreement or instrument referred to therein, or against any other person or entity under any other guarantee of, or security for, any of the obligations of the Company under the Note Purchase Agreement or the Note; provided, however, that the Investor shall first make a demand for performance on the Company of its obligations under the Note Purchase Agreement and/or the Note and shall not seek to enforce this Guarantee against the Guarantor prior to thirty (30) days following the making of such demand.

      The obligations of the Guarantor hereunder shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Company under the Note Purchase Agreement or the Note is rescinded or must be otherwise restored, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

      The Guarantor hereby agrees that until the payment and satisfaction in full of all obligations guaranteed hereunder he shall not exercise any right or remedy arising by reason of any performance by him or his guarantee hereunder, whether by subrogation or otherwise, against the Company or any other guarantor of any of the obligations guaranteed hereunder or any security for any of the obligations guaranteed hereunder.

      This Guarantee shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.


      IN WITNESS WHEREOF, this Guarantee has been executed and delivered by the undersigned as of the date set forth below.


Dated: November 6, 1996                        /s/ Zalman Sibler
                                              ------------------------------
                                              Zalman Sibler